Exhibit 99.1

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Mondelēz International to Acquire Majority Stake in

Vietnam’s Leading Snacks Company

$370 Million Investment in Kinh Do Corporation’s Snacks Business

Accelerates Company’s Growth Strategy in Asia Pacific

DEERFIELD, Ill. – Nov. 11, 2014 – Mondelēz International, the world’s pre-eminent maker of chocolate, biscuits, gum and candy, today announced that it will acquire an 80 percent stake in Kinh Do Corporation’s category-leading snacks business in Vietnam, subject to the approval of Kinh Do Corporation’s shareholders.

The landmark investment in Vietnam’s fast-moving consumer goods industry will leverage Kinh Do’s manufacturing capabilities, comprehensive distribution network and some of the best Vietnamese talent in the industry. Kinh Do’s well-loved brands include Kinh Do mooncakes and biscuits, Cosy biscuits, Solite soft cakes and AFC crackers. These brands complement Mondelēz International’s portfolio of iconic snacks brands in the region, including Oreo cookies, Ritz crackers and Cadbury chocolates.

“Our significant investment in Kinh Do and Vietnam is a perfect fit for our growth strategy in Asia Pacific, strengthening our core snacking categories in a high-growth dynamic market,” said Mr. Tim Cofer, Executive Vice President and President, Asia Pacific and Eastern Europe, Middle East & Africa for Mondelēz International. “Kinh Do is a successful Vietnamese business with decades of heritage. Its deep understanding of local consumers, the commercial environment and complex routes to market in Vietnam, provide a strong foundation to grow the business. Our companies share a passion for making brands people love, so I’m tremendously excited about what our businesses can achieve together.”

“The love and trust of customers along with the efforts of our employees over the past two decades have made Kinh Do’s brands what they are today,” said Mr. Tran Kim Thanh, Chairman of Kinh Do Corporation. “We’re proud to be able to bring Kinh Do to the next level of growth and to offer new tastes to consumers – not only in Vietnam but the world.”

Mr. Tran continued, “Today’s announcement is also firm recognition of Kinh Do as a well-loved brand that has earned the trust of consumers over the years. The proposed transaction is aligned to our business direction and will help us to successfully deliver our new strategy.”

Kinh Do Corporation’s Board of Directors will propose the transaction to shareholders at the Kinh Do Corporation Extraordinary General Meeting in December 2014. Prior to the investment by Mondelēz International, Kinh Do Corporation will complete its previously announced restructuring to consolidate its snacks division (except for the Kido ice cream and dairy division and its retail bakeries) into one business entity, BKD. Under the proposed transaction, Mondelēz International will make an initial investment of VND7.846 trillion (approx. US$ 370 million at current exchange rates) in exchange for 80 percent of the shares of the restructured snacks business. Mondelēz International has an option to acquire, and KDC has an option to sell, the remaining shares of BKD. The option is exercisable any time after 12 months from the completion of the 80% investment.

The proposed transaction is expected to close in the second quarter of 2015, subject to approval at the Kinh Do Corporation Extraordinary General Meeting and certain other regulatory requirements.

About Kinh Do Corporation

Kinh Do Corporation (KDC) is Vietnam’s leading confectionary company with a diversified portfolio of category leading brands, built over the past 21 years. Throughout its extensive history, KDC has built a market leading presence in a wide range of confectionary products, cakes, buns, moon cakes, cookies and ice cream. As part of its Food & Flavor strategy, coupled with the company’s strength in distribution, production, marketing and sales, Kinh Do aims to continue to be a market leading food company.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is a global snacking powerhouse, with 2013 revenue of $35 billion. Creating delicious moments of joy in 165 countries, Mondelēz International is a world leader in biscuits, chocolate, gum, candy, coffee and powdered beverages, with billion-dollar brands such as Oreo, LU and Nabisco biscuits; Cadbury, Cadbury Dairy Milk and Milka chocolate; Trident gum; Jacobs coffee and Tang powdered beverages. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow us on Twitter at www.twitter.com/MDLZ.

Forward-Looking Statements

This press release contains forward-looking statements. Words, and variations of words, such as “will,” “expect” and similar expressions are intended to identify these forward-looking statements, including, but not limited to, statements about the transaction, the expected results of the transaction and the timing for closing the transaction. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Mondelēz International’s control, which could cause actual results to differ materially from those indicated in these forward-looking statements. Please also see Mondelēz International’s risk factors, as they may be amended from time to time, set forth in its filings with the U.S. Securities and Exchange Commission, including its most recently filed Annual Report on Form 10-K. Mondelez International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

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